Exhibit (k)(1)

Execution Version

ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of ___________, 2018, between 1WS Credit Income Fund, organized as a Delaware statutory trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).  The Trust and ALPS may each be referred to hereinafter as a “party” or collectively, the “parties”.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company;

WHEREAS, 1WS Capital Advisors, LLC is the investment adviser (the “Adviser”) to the Trust and is responsible for managing the Trust’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Trust desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Trust, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix A hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.  The Trust acknowledges that ALPS does not render legal, tax or investment advice and that ALPS is not a registered broker-dealer.

(b)
ALPS may employ or associate itself with such person(s) or organization(s) as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

Execution Version
2.	ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix B hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust or the Adviser and such fees are subject to renegotiation between the parties to the extent such information is determined by ALPS to be materially different from what the Adviser originally provided to ALPS.  Beginning on the first anniversary date of the Agreement and on each year thereafter, the minimum fees reflected in Appendix B will incur an annual cost of living increase, if applicable, based on any increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published biannually by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties. ALPS will provide advance notice to the Trust of the amount of such cost of living increase prior to its implementation.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein and in Appendix B.  ALPS will not bear any of the costs of Trust personnel.  Other Trust expenses incurred shall be borne by the Adviser or the Trust, as agreed between them, including, but not limited to, initial organization and offering expenses; litigation expenses; requests from or as otherwise required by any regulatory body concerning the Trust or the Adviser; taxes; costs of preferred shares; listing expenses; expenses related to assistance with any tender offers or repurchase offers (if applicable); transfer agency and custodial expenses; interest; Trust trustee or directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); fees and expenses upon termination as provided in Sections 15(e) and 15(f) hereof.

3.	Right to Receive Advice.

(a)
Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may reasonably  request directions, advice or instructions from the Trust or, as applicable, the Adviser, custodian or other service providers.

Execution Version
(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may, at ALPS’ own expense and upon prior notice to the Adviser, request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s independent board members, the Adviser or ALPS, at the option of ALPS).

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust.  Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Trust or the Adviser, Trust’s custodian or other service providers;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)	any actions taken on advice of counsel;

(iv)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

Execution Version
(v)	ALPS’ reliance on any instruction, direction, notice, instrument or other information received from, including but not limited to, the Trust or the Adviser that ALPS reasonably believes to be genuine;

(vi)	loss of data or service interruptions caused by equipment failure; or

(vii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)
ALPS shall be entitled to rely on information and data provided by third-party service provider(s) (including pricing vendors as directed by the Trust or the Adviser pursuant to Section 13(b)) to the Trust, the Adviser, or other authorized representative of such parties to the extent ALPS believes in good faith such information or data is reliable, without a duty of investigation or verification.  ALPS shall have no liability and shall be indemnified by the Trust for any losses or claims with respect to such reliance.

(d)
ALPS shall indemnify and hold harmless the Trust, Adviser and their respective officers, directors, trustees, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(e)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

(f)
In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party to the extent the Indemnifying Party has not been materially prejudiced by the Indemnified Party’s failure to provide such notification) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim.  The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

Execution Version
(g)
Notwithstanding the provisions of this Section 4, additional terms and conditions regarding limitation of liability, indemnification and warranties solely with respect to the provision of services related to the Trust’s Forms N-PORT and N-CEN are set forth in Appendix C hereto.

5.
Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive and ALPS shall be free to render similar services to others.  The Trust recognizes that, from time to time, directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records.  The accounts and records maintained by ALPS on behalf of the Trust shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense.  ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  The Trust agrees to cooperate with ALPS and take delivery of Trust records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Trust records to the Trust.

7.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust.  ALPS further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders. Any party employed or under control of ALPS pursuant to Section 1(b) above shall be required by ALPS to observe confidentiality obligations substantially similar to those contained herein.

Execution Version
8.
Compliance with Rules and Regulations.  In providing services under this Agreement, ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trust.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Trust’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Adviser or sub-advisor, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Trust’s Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the Trust. ALPS will report violations, if any, to the Trust and the Trust’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Trust agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Trust or the Adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, and ALPS shall not be held liable for any act or omission of the Adviser or sub-advisor, as applicable, with respect to Portfolio Compliance.

Execution Version
9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)
It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.Upon the Trust’s reasonable request, ALPS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

10.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed.

(e)
The (i) execution, delivery and performance of this Agreement by Trust does not breach, violate or cause a default under any agreement, contract or instrument to which Trust is a party or any judgment, order or decree to which Trust is subject; (ii) the execution, delivery and performance of this Agreement by Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Trust, this Agreement will be a valid and binding obligation of Trust.

Execution Version
(f)
The officer position(s) filled by ALPS, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)
The Trust’s officer position(s) filled by ALPS are named officer(s) in the Trust’s corporate resolutions and are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

11.
Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.
Consultation Between the Parties.  ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall use commercially reasonable efforts submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

Execution Version
13.	Liaison with Accountants, Custodians and Pricing Services; Assistance with Regulatory Examinations.

(a)          Accountants.  ALPS shall act as a liaison with the Trust’s independent public accountants, tax preparers and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Trust’s independent public accountants or the Trust with respect to the services provided by ALPS hereunder.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

(b)          Pricing Services.  ALPS shall utilize one or more pricing services, as directed by the Trust.  The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Trust.  For those securities, derivatives or other investments where prices are not provided by the pricing service(s), the Trust shall approve, in good faith, the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s).  In the event the Trust desires to provide a price that varies from the price provided by the pricing service(s), the Trust shall promptly notify and supply ALPS with the valuation of any such security on each valuation date.  All pricing changes made by the Trust will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

(c)         Custodians.  The Trust acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Trust, the Adviser, or the Trust’s custodian, other than ALPS’ completion of a reconciliation of the assets reported by the parties.  The Trust acknowledges that it is the responsibility of the Trust to validate the existence of assets reported to ALPS.  ALPS may rely, and has no duty to investigate the representations of the Adviser, the Trust, or the Trust’s custodian.

(d)          Examinations.  ALPS shall provide reasonable assistance in connection with any examination of or inquiry related to the Trust by a regulatory authority, including, but not limited to the SEC, the Internal Revenue Service or the National Futures Association, that includes a review of Trust records maintained by ALPS.

14.
Business Continuation Plan.  ALPS shall maintain in effect a reasonably designed business continuation plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

Execution Version
15.	Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively, with the Initial Term, a “Term”) until terminated by either party upon not less than sixty (60) days’ prior written notice or for cause pursuant to Section 15(c) hereof. This Agreement may only be terminated without penalty and without default or payment of any liquidated damages upon the end of the then applicable Term or for cause pursuant to Section 15(c) hereof.

(c)
Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, a party hereto may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any liquidated damages, upon written notice to the other party which shall describe the specific details of the circumstances upon which the termination under this Section 15(c) is based.  For purposes of this Section 15, “cause” shall mean:

(i)
A material breach by a party of this Agreement or willful misfeasance, bad faith, gross negligence or reckless disregard on the part of a party in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event a party is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against the party which result in a determination that such party has violated, or has caused the other party to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or, in the case of ALPS, any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of a party which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

Execution Version
(d)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.  In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)
Fees and Expenses Upon Termination.  Except for a termination of this Agreement for cause pursuant to Section 15(c) hereof (as it relates to ALPS), should either party exercise its right to terminate, all costs associated with the movement of records and material will be borne by the Trust. Additionally, in the event of a termination of this Agreement, the Trust agrees to pay (i) all reasonable out-of-pocket expenses incurred through the date of termination, and (ii) to ALPS a reasonable fee determined by ALPS for ALPS’ services provided in connection with a Fund liquidating or converting to another service provider.

(f)
Early Termination for Convenience by the Trust.  Notwithstanding the provisions of this Section 15, this Agreement may be terminated for convenience by the Trust prior to the expiration of the Initial Term upon sixty (60) days’ prior written notice to ALPS; provided however, that in the event of such a termination the Trust shall pay ALPS an amount equal to: (i) $200,000 if such termination is effective in year one (1) of the Initial Term; (ii) $150,000 if such termination is effective in year two (2) of the Initial Term; or (iii) $100,000 if such termination is effective in year three (3) of the Initial Term.  Any such early termination fees shall be due and payable to ALPS by the effective date of such termination.

16.
Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

17.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

18.
Names.  The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

Execution Version
19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Telephone: (303) 623-2577

To the Trust:

1WS Credit Income Fund
1290 Avenue of the Americas, 34th Floor
New York, NY 10104
Attention:  General Counsel
Telephone: (212) 957-2500

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.
Severability.  Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 10(f), 10(g), 15(e), 15(f), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

1WS CREDIT INCOME FUND

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name:
Title:

APPENDIX A

SERVICES

The below services to be performed by ALPS are included in the compensation noted on Appendix B.

Fund Administration

●	Prepare annual and semi-annual financial statements
o	Utilizing templates for standard layout and printing
●	Prepare Forms N-CEN, N-PORT, N-CSR, N-Q and 24f-2
●	Host annual audits and provide working papers
●	Calculate monthly SEC standardized total return performance figures
●	Prepare required reports for quarterly Board meetings
●	Monitor expense ratios
●	Prepare and maintain Fund level and classes level budget vs. actual expenses
●	Manage fund invoice approval and bill payment process
●	Assist with placement of Fidelity Bond and E&O insurance
●	Maintain and coordinate Blue Sky registration
●	Coordinate reporting to outside agencies including Morningstar, etc.
●	Apply for and maintain Legal Entity Identifiers (“LEI”)
●
In connection with annual registration statement update, coordinate preparation of: (i) expense table; (ii) performance information; (iii) shareholder expense transaction and annual fund operating expense examples; and (iv) Adviser and Trustee fee data

Fund Accounting

●	Calculate daily NAVs
●	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
●	Compute yields, expense ratios, portfolio turnover rates, etc. and reconcile activity with Transfer Agent records
●	Daily Reconciliation of cash and investment balances with the Custodian
●	Support preparation of financial statements, including, but not limited to, support schedules for financial statement footnote disclosures
●	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
●	Obtain and record daily security valuations from appropriate sources consistent with the Trust’s pricing/valuation policies
●	Calculate standard fund performance, as defined by Rule 482 of the 1933 Act, as requested by the Funds;
●	Report fund performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser
●	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser
●	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party

Legal Administration

●	Coordinate annual and periodic updates to prospectus and statement of additional information (including Preparation and filing of XBRLs).
●	Coordinate standard layout and printing of Prospectus
●	Coordinate the preparation of and coordinate filing of Forms N-23C3A, N-PORT, N-CSR, N-Q, and N-PX
●	Coordinate the filing of Rule 17g-1 fidelity bond.
●	Coordinate EDGARization and filing of above-referenced SEC documents
●	Prepare, compile and distribute quarterly board meeting agenda and materials
●	Participate in quarterly board meetings and prepare initial drafts of meeting minutes
●	Coordinate the preparation and filing of quarterly repurchase or tender offers
●	Maintain a regulatory compliance calendar listing various Board approval and SEC filing dates

Compliance Administration

●	Perform daily prospectus, SAI and SEC investment restriction and diversification monitoring
●	Provide warning/Alert notification with supporting documentation
●	Create monthly comprehensive compliance summary reporting
●	Calculate section 18 derivative exposure and asset coverage reporting
●	Provide quarterly compliance testing certification to Board of Trustees

Tax Administration

●	Calculate ordinary dividend and capital gain income distribution rates
●	Prepare ROCSOP and required tax designations for Annual Report
●	Prepare and coordinate filing of income and excise tax returns
o	Audit firm to sign all returns as paid preparer
●	Calculate/monitor book-to-tax differences
●	Provide quarterly Subchapter M compliance monitoring and reporting
●	Provide tax re-allocation data for shareholder 1099 reporting
●	Prepare and distribute 19a-1 filings as required
●	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and provided by the Investment Adviser, in tax work schedules
●	Prepare responses to independent accountant’s annual tax checklist
●	Assist the Funds in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes
●	Assist paid tax preparer with information it may require for response to any state, local or federal tax authority examination or audit

AVA (or similar) Client Portal

●	Common features available to all clients
o	Access to daily fund accounting data and static reports
o	Document Management/Sharing

o	Initiate requests or provide feedback
o	Retrieval of current and historical reports stored for retention periods defined by SEC/FINRA/IRS regulations
●	Features available based on line of service portfolio data warehouse with reporting engine
o	Investor data warehouse with ad hoc query builder
o	Investor document image retrieval (i.e. correspondence, applications, checks)
o	Portfolio compliance alerting with drill-down capability
o	Sales and advertising workflow that connects client, compliance analyst and FINRA through an entire review process
o	Selling agreement review
o	Trustee access that facilitates access to board materials and other relevant documents
o	Printed material fulfillment requests (i.e. prospectuses, annual reports, applications)

Revisions to, or the addition of  new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

APPENDIX B

COMPENSATION

I.	Fund Administration, Fund Accounting, Legal Administration, & Tax Administration Services:

A.	Annual Base Fees

The Annual Base Fees to be paid to ALPS by the Trust shall be the GREATER OF (i) an annual minimum fee of $205,000*, OR (ii) the results of an application of the following basis point fee schedule applicable to the Trust in the aggregate:

Annual Managed Assets	Annual Basis Point Fee*
First $250 million	12.0
Next $250 million	10.0
Next $500 million	8.0
Above $1 billion	6.0

●
Fees above assume a maximum of two (2) share classes for the Trust as of the effective date of the Agreement; any addition of a share class beyond the initial 2 share classes will result in an increase of $15,000* per class in the Annual Base Fees above.

●
Beginning on the month in which the Trust commences operations through the end of the 6th month after commencement of operations, ALPS will waive 75% of the Annual Base Fees above (calculated and charged monthly).  Beginning on the 25th month after commencement of operations, the annual minimum fee stated in (i) above will be reduced to $185,000.

●	All Annual Base Fees will be calculated daily based on managed assets and billed monthly in arrears by ALPS.

 * Indicates that the fee is subject to an annual cost of living adjustment as described in Section 2(a) of the Agreement.

II.	Out-of-Pocket Expenses (Generally):

All out-of-pocket expenses are passed through to the Trust at cost, including, as applicable, but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, reasonable travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), Shareholder communication including setup and subsequent mailing stock and postage, AML/CIP, regulatory compliance, Compliance Program, escheatment, freight, internal postage, long distance telephone calls, records retention, transcripts, microfilm, microfiche, disaster recovery, hardware at customer’s facility, telecommunications/network configuration, and lost shareholder search/tracking, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, DST Output fees, and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under the Agreement.
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Out-of-Pocket Fees (Report Modernization):

All out-of-pocket expenses are passed through to the Trust at cost, including but not limited to: security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers and other out-of- pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Trust will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Trust as incurred, and as approved in advance by the Trust, such approval will not be unreasonably withheld.

III.	Late Charges:

All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.

* * * * *

ALPS’ fees will be reviewed following an initial period of six months following the effective date of the Agreement; at such point, if any service requests are materially changed from the assumptions provided by the Trust and the Adviser, including a change in scope of services, ALPS’ fees will be subject to renegotiation as mutually agreed to between the parties.
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APPENDIX C

Additional Terms and Conditions - Form N-PORT and Form N-CEN

In addition to the terms and conditions of this Agreement, the following terms and conditions apply to the provision of the Form N-PORT and Form N-CEN administration services (“Report Modernization Services”) by ALPS:

1.	Provision of Services.

i.
ALPS may engage persons or organizations (referred to as a “supplier”) to assist in the provision of, or to perform any of its duties of providing the Report Modernization Services; provided that, in such event, ALPS shall not be relieved of any of its obligations otherwise applicable under the Agreement. All uses of the term “supplier” in Section 2 of this Appendix C shall include any third party otherwise selected by the Trust, if applicable.

2.	Use of Data; No Warranty; Termination of Rights.

i.
As part of the provision of the Report Modernization Services, ALPS may provide valuation information and other data or evaluations to the Trust (collectively, the “Data”) that may be supplied by ALPS or one of its suppliers, or a supplier selected by the Trust. Any Data being provided to the Trust by ALPS or its suppliers pursuant hereto are being supplied to the Trust for the sole purpose of completion of the Report Modernization Services.  The Trust may use the Data only for purposes necessary for the Report Modernization Services described in the Agreement. The Trust does not have any license nor right to use the Data for purposes beyond the Report Modernization Services described in the Agreement including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared by the Trust with any other non‑affiliated entity.

ii.
ALPS and its suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of ALPS to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Data or related services.

iii.
The Trust acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Report Modernization Services. The Trust accepts responsibility for, and acknowledges each exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

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iv.
The Trust shall indemnify ALPS and its suppliers against and hold ALPS harmless from any and all losses, damages, liability, costs, including attorney’s fees, resulting directly or indirectly from any claim or demand against ALPS or its suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS or its suppliers shall be liable for any claim or demand against the Trust by a third party related to the Data, or the provision of Report Modernization Services by ALPS in the absence of its willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

v.
None of ALPS and its suppliers, or the Trust shall be liable with respect to the Data for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

vi.
THE TRUST ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY PROVIDED IN THIS APPENDIX C, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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